Exhibit 4.7

FORM OF AMENDED AND RESTATED REIMBURSEMENT NOTES

AMENDED & RESTATED PROMISSORY NOTE

$[ ]	May 7, 2013

1. FOR VALUE RECEIVED, the undersigned, Emisphere Technologies, Inc., a Delaware corporation (“Maker”), unconditionally promises to pay to the order of [MHR entity] (“Creditor”), the principal sum of [                ] dollars ($[        ]), with the entire principal balance due and payable on May 7, 2014 (the “Maturity Date”). The Maturity Date is subject to adjustment as set forth below.

2. Interest. Except as otherwise provided herein, the unpaid principal balance of this promissory note (the “Note”) outstanding from time to time shall bear no interest; provided that after the Maturity Date (whether by acceleration after default or otherwise), interest shall be payable on the unpaid principal balance from time to time outstanding at a rate equal to ten percent (10%) per annum, compounded monthly, and will be payable in arrears semi-annually on each June 30th and December 31st in kind through issuance to the Creditor of additional Notes (in a form substantially similar to the form of this Note with appropriate notations for the date of issuance and initial principal amount). Interest, if any, shall be calculated on the basis of a 360-day year times the actual number of days elapsed, until paid in full.

3. Optional Redemption.

(a) The Maker may redeem this Note, in whole or in part, at any time, at a redemption price (the “Optional Redemption Price”) equal to the principal amount of this Note, plus accrued and unpaid interest thereon, if any, through the date of such redemption, if at the time of any such redemption all of the Common Stock into which this Note (or a portion thereof subject to such redemption) is convertible is freely transferable by the Creditor without any restriction pursuant to registration or exemption under all applicable United States federal and state securities laws (such redemption, an “Optional Redemption”). Notwithstanding anything to the contrary in this Section 3(a), until the Optional Redemption Price is paid, in full, the Creditor may convert all or any part of the outstanding principal amount of this Note, plus accrued interest thereon, if any, through the Conversion Date, into a number of Conversion Shares in accordance with Section 4 hereof.

(b) The Company shall give written notice in respect of an Optional Redemption to each Creditor pursuant to Section 16 at least twenty (20) but not more than thirty (30) days before the date of such Optional Redemption (the “Optional Redemption Date”). In the case of any Optional Redemption of the Notes in part, the balance of the Notes to be redeemed pursuant to Section 3(a) shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal balances thereof. The Maker shall apply any amounts to be used for Optional Redemption pursuant to this Section 3(a), first, to pay accrued and unpaid interest on the Notes, if any, then to redeem the principal amount of the Notes or any portion thereof. Each notice in respect of an Optional Redemption given pursuant to this Section 3(b) shall state (A) the Optional Redemption Date, (B) the projected Optional Redemption Price of the Notes to be redeemed, (C) in the case of an Optional Redemption of the Notes in part, the portion of the outstanding balance of the Notes that is expected to be redeemed and the aggregate balance of Notes to be outstanding after such partial Optional Redemption, (D) that Notes to be redeemed in an Optional Redemption in whole must be surrendered (which action may be taken by any Creditor or its authorized agent) to the Maker to collect the Optional Redemption Price on such Notes, and specifying the procedures for such surrender and (E) that, unless the Maker fails to pay the Optional Redemption Price, interest, if any, on Notes, (or the portion thereof) called for Optional Redemption shall cease to accrue after the Optional Redemption Date.

(c) If notice in respect of an Optional Redemption for any Notes shall have been given as provided in Section 4(b), such Notes shall become due and payable on the Optional Redemption Date at the applicable Optional Redemption Price, and, unless there is a default in the payment of the applicable Optional Redemption Price, interest on such Notes, if any, shall cease to accrue on and after such Optional Redemption Date. Upon presentation and surrender of such Notes to the Maker in accordance with the notice given pursuant to Section 4(b), such Notes shall be paid and redeemed at the applicable Optional Redemption Price on the Optional Redemption Date.

(d) Upon surrender of a Note that is redeemed in part pursuant to Section 3(a) the Maker shall execute for the Creditor (at the Maker’s expense) a new Note (in a form substantially similar to the form of this Note with appropriate notations for the date of issuance and initial principal amount) equal in principal balance to the unredeemed portion of the Note surrendered.

(e) All Notes that are redeemed pursuant to Section 3 will be surrendered to the Issuer for cancellation and may not be reissued or resold.

4. Conversion.

(a) Conversion at the Option of the Creditor. The Creditor may, at any time and from time to time on or after the date hereof, convert all or any part of the outstanding principal amount of this Note, plus all accrued interest thereon, if any, through the Conversion Date, into a number of fully paid and nonassessable shares of Common Stock (“Conversion Shares”) upon surrender of this Note. The number of shares of Common Stock issuable upon surrender of this Note shall be determined in accordance with the following formula:

Conversion Amount

Conversion Price

(b) Mechanics of Conversion. In order to effect a conversion pursuant to this Section 4, the Creditor shall: (a) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion, attached hereto as Exhibit A (the “Notice of Conversion”), to the Maker and (b) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Maker. Upon receipt by the Maker of a facsimile copy of a Notice of Conversion from a Creditor, the Maker shall within two (2) Business Days send, via facsimile, a confirmation to such Creditor stating that the Notice of Conversion has been received, advising the Creditor of any additional documentation reasonably required by the transfer agent for the Common Stock to issue the Conversion Shares in the manner provided in the Notice of Conversion (the “Additional Documentation”) and the name and telephone number of a contact person at the Maker regarding the conversion. The Maker shall not be obligated to issue Conversion Shares upon a conversion unless either this Note is delivered to the Maker as provided above, or the Creditor notifies the Maker that such certificates have been lost, stolen or destroyed and delivers the documentation to the Maker required by Section 14.

(c) Delivery of Conversion Shares Upon Conversion. Upon the surrender of this Note accompanied by a Notice of Conversion and any Additional Documentation, the Maker shall, no later than the later of (a) the second Business Day following the Conversion Date and (b) the third Business Day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 14) (the “Delivery Period”), issue and deliver to the Creditor or its nominee (x) that number of Conversion Shares issuable upon conversion of the portion of this Note being converted and (y) a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Maker’s transfer agent is participating in the Depositary Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Creditor thereof is not then required to return such certificate for the placement of a legend thereon, the Maker shall cause its transfer agent to electronically transmit the Conversion Shares to the Creditor by crediting the account of the Creditor or its nominee with DTC, as specified in the Notice of Conversion, through its DTC Deposit Withdrawal Agent Commission System (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Maker shall deliver to the Creditor physical certificates representing the Conversion Shares. Further, the Creditor may instruct the Maker to deliver to the Creditor physical certificates representing the Conversion Shares in lieu of delivering such shares by way of DTC Transfer.

(d) Adjustment to Conversion Price. The Conversion Price in effect at any time shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(i) Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Maker, at any time while this Note is outstanding, (A) shall pay a stock dividend on its Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 4(d)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) Subscription Rights. If the Maker, at any time while this Note is outstanding, shall fix a record date for the distribution to all of the holders of Common Stock evidence of its indebtedness or assets or rights, options, warrants or other securities entitling them to subscribe for, purchase, convert to, exchange for or to otherwise acquire any security (excluding those referred to in Section 4(d)(i) above), then in each such case the Conversion Price at which this Note shall thereafter be exercisable shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the denominator of which shall be the average Daily Market Price of the Common Stock for the ten (10) Trading Days prior to the record date mentioned above, and the numerator of which shall be such average Daily Market Price of the Common Stock for the ten (10) Trading Days prior to such record date less the then fair market value at such record date of the portion of such evidence of indebtedness or assets or rights, options, warrants or other securities so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding twenty percent (20%) of the net assets of the Maker, such fair market value shall be determined by an appraiser selected by the Creditor and reasonably acceptable to the Maker. The Maker shall pay for all such appraisals. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(iii) Other Events. In case of (A) any reclassification of the Common Stock into other securities of the Maker, (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property or (C) any merger or consolidation with or into any persons, or any sale or other disposition of all or substantially all of the assets of the Maker to any person (each of (A), (B) or (C), an “Extraordinary Event”), the Creditor shall have the right thereafter to convert this Note into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Extraordinary Event, that the Creditor would have been entitled to receive had it converted this Note immediately prior to such Extraordinary Event (without taking into account any limitations or restrictions on the convertibility of this Note). In the case of an Extraordinary Event, the terms of any such Extraordinary Event shall include such terms so as to continue to give to the Creditor the right to receive the securities, cash or property set forth in this Section 4(d)(iii) upon any conversion following such Extraordinary Event. This provision shall similarly apply to successive Extraordinary Events.

(iv) Issuance of Additional Shares of Common Stock. Except as provided in subsection (v) hereof, if and whenever the Maker shall issue or sell, or is, in accordance with any of subsections (iv)(A) through (iv)(H) hereof, deemed to have issued or sold, any Additional Shares of Common Stock (defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to the lowest price per share at which any share of Common Stock was issued or sold or deemed to be issued or sold in the Trigger Issuance. For purposes of this subsection (iv), “Additional Shares of Common Stock” means all shares of Common Stock issued by the Maker or deemed to be issued pursuant to this subsection (iv), other than Excluded Issuances (as defined in subsection (v) hereof).

For purposes of this subsection (iv), the following subsections (iv)(A) to (iv)(H) shall also be applicable (subject, in each such case, to the provisions of subsection (v) hereof) and to each other subsection contained in this subsection (iv):

(A) Issuance of Rights or Options. In case at any time the Maker shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Maker as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Maker upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection (iv)(D), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B) Issuance of Convertible Securities. In case the Maker shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Maker as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Maker upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection (iv)(D), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection (iv).

(C) Change in Warrant Price or Amount. Notwithstanding the provisions of subsection (iii), if the exercise price provided for in any warrants of the Maker on the date hereof is below the Conversion Price and (i) such exercise price is reduced, the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of such reduction in exercise price by an amount equal to the product of (x) the original exercise price minus (y) the reduced exercise price and (2) a fraction, the numerator of which is the number of shares of Common Stock that may be acquired upon exercise, if any, of the warrants whose exercise price is reduced and the denominator of which is the aggregate number of shares of Common Stock that may be acquired upon exercise of all of the outstanding warrants or (ii) the Maker amends the terms of such warrants to increase the number of shares of Common Stock that may be acquired upon exercise of the warrants, the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of amendment by an amount equal to the product of (1) (x) the original exercise price minus (y) the product of the original exercise price and a fraction, the numerator of which is the old number of shares for which the warrants were exercisable immediately prior to such amendment and the denominator of which is the new number of shares for which the warrants are exercisable immediately following such amendment and (2) a fraction, the numerator of which is the number of shares of Common Stock that may be acquired upon exercise, if any, of the warrants whose exercise price is reduced and the denominator of which is the aggregate number of shares of Common Stock that may be acquired upon exercise of all of the outstanding warrants.

(D) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection (iv)(A) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections (iv)(A) or (iv)(B), or the rate at which Convertible Securities referred to in subsections (iv)(A) or (iv)(B) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(E) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Maker therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Maker, purchase services from the Maker or otherwise provide intangible consideration to the Maker, the amount of the consideration other than cash received by the Maker (including the net present value of the consideration expected by the Maker for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Maker will be the average Daily Market Price for the ten (10) Trading Days with respect to such securities thereof prior to the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Maker is the surviving Maker, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving Maker as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything to the contrary contained herein, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, and one or more of such securities are issued, granted or sold for a price below fair market value (when the aggregate value of such securities is compared with the aggregate amount of consideration received by the Maker therefor), the Creditor may elect to determine the amount of consideration deemed to be received by the Maker therefor by deducting the difference between the fair value of and the amount paid for any type of securities issued, granted or sold in such transaction or series of transactions (the “Disregarded Securities”). If the Creditor makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this subsection

(iv)(E) for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Maker were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Maker for the purposes of determining the price per share of Common Stock issuable upon conversion of the convertible notes and for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Creditor shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Maker does not agree to such fair market value calculation within three (3) Business Days after receipt of such calculation along with reasonably detailed supporting documentation from the Creditor, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Creditor (which investment banker or other expert shall not have been engaged or otherwise employed by the Creditor within one (1) year of the date of such engagement hereunder) and reasonably acceptable to the Maker, with the costs of such appraisal to be borne by the Maker.

(F) Other Action Affecting Conversion Price. If the Maker takes any action affecting the Common Stock after the date hereof that would be covered by this Section 4, but for the manner in which such action is taken or structured, which would in any way diminish the value of this Note then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Maker shall in good faith determine to be equitable under the circumstances.

(G) Record Date. In case the Maker shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided, however, that any such adjustment in the Conversion Price shall be reversed or shall not become effective, as applicable, if the Maker abandons the action to which the record date pertains.

(H) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Maker or any of its wholly owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this subsection (iv).

(v) Excluded Issuances. Notwithstanding anything to the contrary contained herein, the Maker shall not be required to make any adjustment of the Conversion Price in the case of the issuance of (A) Common Stock, Options or Convertible Securities issued to employees or consultants of the Maker in connection with their employment or engagement by the Maker pursuant to an equity compensation plan in effect as of April 26, 2013, or as approved by the Board of Directors, which are granted in the ordinary course of business and consistent with past practice; (B) Common Stock or Convertible Securities to employees or consultants of the Maker in connection with their employment or engagement by the Maker pursuant to an equity purchase plan in effect as of April 26, 2013, or as approved by the Board of Directors, which are granted in the ordinary course of business and consistent with past practice or (C) Common Stock upon the conversion or exercise of any warrants outstanding on the date hereof (collectively, “Excluded Issuances”).

(vi) Weighted Average Adjustment for Issuances. In the event that at any time or from time to time the Maker shall issue or sell Common Stock, Options or Convertible Securities subject to Section 4(d)(iv) for no consideration or for a per share consideration that is greater than the applicable Conversion Price at the time of such issuance or sale but less at the time of such issuance or sale than the Daily Market Price, then the Conversion Price in effect immediately prior to each such issuance or sale will immediately be reduced to the price determined by multiplying the Conversion Price, in effect immediately prior to such issuance or sale, by a fraction, (A) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (y) the number of shares of Common Stock which the aggregate consideration received by the Maker for the total number of such additional shares of Common Stock so issued or sold would purchase at the Daily Market Price on the last Trading Day immediately preceding such issuance or sale and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale.

(e) Fractional Shares. Upon a conversion hereunder, the Maker shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing bid price at such time. If the Maker elects not, or is unable, to make such a cash payment, the Creditor shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Maker, at its own expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Creditor a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon the written request at any time of the Creditor, furnish to such Creditor a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of this Note.

5. Definitions. As used herein:

(a) “Board of Directors” means the board of directors of the Maker.

(b) “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

(c) “Common Stock” means the Maker’s common stock, par value $0.01 per share.

(d) “Conversion Amount” means the portion of the principal amount of this Note being converted plus any accrued and unpaid interest thereon, if any, through the Conversion Date each as specified in the Notice of Conversion.

(e) “Conversion Date” means, for any conversion, the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Maker at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Creditor faxes or otherwise delivers the Notice of Conversion to the Maker.

(f) “Conversion Price” means $0.50 per share of Common Stock, subject to adjustments as set forth herein.

(g) “Daily Market Price” means, as of any date of determination, the closing sale price for the Common Stock, for the Trading Day of such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such Trading Day or that are not otherwise reflected in such closing price and further subject to adjustment as provided herein) on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the closing sale price for the Common Stock on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the closing sale price as reported in the “pink sheets” by the Pink Sheets LLC, in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date which was a Trading Day. If the Daily Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Daily Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Creditor and reasonably acceptable to the Maker, with the costs of such appraisal to be borne by the Maker.

(h) “Trading Day” shall mean any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

6. Payments.

(a) Creditor may, at its option, apply the amount of any payment of principal or interest on account of this Note as consideration for the purchase of any securities that may, from time to time, be issued by the Maker to the Creditor for value.

(b) All payments shall first be applied to any interest then due, if any, with the balance remaining applied to principal. Notwithstanding any provision contained herein or contained in any other instrument or agreement now or hereafter executed in connection with this Note, the maximum amount of interest and other charges in the nature thereof contracted for, or payable hereunder or thereunder, shall not exceed the maximum amount which may be lawfully contracted for, charged and received in this transaction, all as determined by the final judgment of a court of competent jurisdiction, including all appeals therefrom, and in event the interest rate is determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. To the extent any interest received by Creditor exceeds the maximum amount permitted, such payment shall be credited to principal, and any excess remaining after full payment of principal shall be refunded to Maker. The Maker agrees to pay on demand all costs and expenses incurred by the holder hereof, including, without limitation, all reasonable attorneys’ fees and all court costs, for the collection and enforcement of this Note and the indebtedness evidenced hereby. If the Maturity Date is a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

7. Form of Payment. All payments of principal, interest, fees and other amounts due hereunder shall be made by the Maker in U.S. Dollars by wire transfer to the account designated by the Creditor or by any other method approved in advance in writing by the Creditor

8. Events of Default. Notwithstanding anything to the contrary contained herein, this Note shall become immediately due and payable upon the occurrence of (and the Maturity Date shall be correspondingly accelerated to the date of such occurrence) any of the following:

(i) (A) A court enters a decree or order for relief with respect to the Maker in an involuntary case under the U.S. Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (B) the continuance of any of the following events for 45 days unless dismissed, bonded or discharged: (x) an involuntary case is commenced against the Maker, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Maker, or over all or a substantial part of its property, is entered; or (z) a receiver, trustee or other custodian is appointed without the consent of the Maker, for all or a substantial part of the property of the Maker;

(ii) (A) The Maker commences a voluntary case under the U.S. Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (B) the Maker makes any assignment for the benefit of creditors; or (C) the Board of Directors of the Maker adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this paragraph; or

(iii) (A) Individuals who, as of the date of this Note, constitute the Board of Directors (the “Board”) of the Maker (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Note whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Maker as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (B) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Creditor and its affiliates becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Maker representing 50% or more of the combined voting power of the Maker’s then outstanding securities eligible to vote generally in the election of directors; and (C) the Maker sells or otherwise disposes of all or a substantial part of its assets in one transaction or in a series of related transactions or ceases to conduct all or a substantial part of its business as now conducted, or merges or consolidates with any other person or entity without the prior written consent of the Creditor.

9. Right of Set-off. The obligations of the Maker to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. The Maker hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the holder to any party now or hereafter liable hereunder; and (c) agrees to be bound by all of the terms contained in this Note.

10. Governing Law. All rights and obligations hereunder shall be governed by the laws of the State of New York, U.S.A. This Note is executed as, and shall have the effect of, a sealed instrument.

11. Invalidity. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates to invalidate this Note, then and in either of those events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

12. Amendments, Assignments, etc. This Note may not be amended, supplemented, modified or terminated orally, but only by an agreement in writing signed by the Maker and the Creditor. This Note shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The Maker may not assign any of its rights or obligations under this Note without the prior written consent of the Creditor. The Creditor may assign all or a portion of its rights or obligations under this Note without the prior written consent of the Maker.

13. Jurisdiction. For purposes of any action or proceeding involving this Note, Maker hereby expressly consents to the exclusive jurisdiction of all federal and state courts located in the State of New York and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed (but not less than the time otherwise afforded by any law or rule), and waives any right to contest the appropriateness of any action brought in any such court based upon lack of personal jurisdiction, improper venue or forum non conveniens. The Maker hereby waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Note or any instrument or document delivered pursuant to this Note, or the validity, protection, interpretation, collection or enforcement thereof, or any other claim or dispute howsoever arising, between the Maker and the Creditor.

14. Replacement of Note. Upon the loss, theft, destruction or mutilation of this Note, and upon the execution and delivery by the Creditor to the Maker of an affidavit in form and substance reasonably acceptable to the Maker attesting to such loss, theft, destruction or mutilation, as the case may be, and an agreement, in form and substance reasonably acceptable to the Maker indemnifying and holding the Maker harmless from and against any liability or damages arising therefrom, the Maker shall execute and deliver in lieu thereof a new Note, dated the date of the Note being replaced, in the same principal amount.

15. Waivers. No delay or omission on the part of the holder in exercising any right hereunder (or any right under any instrument or agreement executed in connection herewith or which is given or may be given to secure the indebtedness evidenced hereby) shall operate as a waiver of such right, or of any other right, of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to, or waiver of, the same or of any other right on any future occasion.

16. Notices. All notices and other communications given to any party hereto pursuant to this Note shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

(a) If to the Maker, to:

Emisphere Technologies, Inc.

4 Becker Farm Road

Suite 103

Roseland, NJ 07068

Attention: Chief Financial Officer

Phone: (973) 532-8000

Fax: (973) 422-0125

Email: mgarone@emisphere.com

with a copy to:

Pierce Atwood LLP

100 Summer St, Suite 2250

Boston, MA 02110

Attn:	Timothy C. Maguire, Esq.
Phone:	(617) 488-8100
Fax:	(617) 824-2020
Email:	tmaguire@pierceatwood.com

(b) If to the Creditor, to:

[MHR entity]

c/o MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, NY 10019

Fax number: (212) 262-9356

Attention: Janet Yeung

Phone: (212) 262-0005

Fax: (212) 262-9356

Email: jyeung@mhrfund.com

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Attn: Doron Lipshitz, Esq.; David I. Schultz, Esq.

Phone: (212) 326-2000

Fax: (212) 326-2061

Email: dlipshitz@omm.com, dschultz@omm.com

Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.

17. Headings. The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

[Signature Page Follows]

WITNESS the hand and seal of the undersigned on the day and year first above written.

MAKER: EMISPHERE TECHNOLOGIES, INC.

By:
	Name:	Michael R. Garone
	Title:	Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

To:	Emisphere Technologies, Inc.
4 Becker Farm Road
Suite 103
Roseland, NJ 07068
Attention: Chief Financial Officer

The undersigned hereby irrevocably elects to convert $         principal amount of the Note (the “Conversion”), into shares of common stock (“Common Stock”) of Emisphere Technologies, Inc. (the “Maker”) according to the conditions of the Amended and Restated Promissory Note dated May 7, 2013 (the “Note”), as of the date written below. A copy of the Note is attached hereto (or evidence of loss, theft or destruction as required under Section 14 of the Note).

[The Maker shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                     ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).]

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

Check Box if Applicable:

☐	In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Maker issue and deliver to the undersigned or its nominee (if applicable) physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Amount of Accrued and Unpaid Interest on the Principal Amount to be converted,

if any:

Default Amount to be converted, if any:

Number of Shares of Common Stock to be Issued:

Signature:

Name:

Address:

16